Exhibit 4.30

B  u  r  d  a  l  e

Financial Limited

BY POST AND FACSIMILE

28th October 2004

GeoLogistics Limited

Royal Court

81 Tweedy Road

Bromley

Kent

BR1 1TW

Facsimile no:	020 8626 6855
Attention:	George Papageorgehiou

For itself and on behalf of each of the other Obligors

(as defined in the Facility Agreement (as defined below))

Dear Sirs

We refer to the facility agreement dated 31 March 2000 between you and ourselves (as supplemented and amended from time to time, the Facility Agreement).

Terms defined in the Facility Agreement have the same meaning when used in this letter.

We write to confirm the agreement reached between us that, on and from the Effective Date (as defined below), the Facility Agreement shall be deemed amended by deleting the words “31 January 2005” in the definition of Final Repayment Date in Clause 1.1 of the Facility Agreement and replacing them with the words “30 April 2006”.

The Effective Date shall be the date on which we have received:

(A)            a copy of this letter duly countersigned by you, the other Obligors and GLC; and

(B)            a fee of US$187,500 in consideration of our issuing this letter at your request.

Save as set out above, nothing in this letter shall be deemed to be an amendment to the terms of any Finance Document or a waiver or consent by Burdale to any breach or potential breach (present or future) of any provision of the Finance Documents or any waiver of a Default or Event of Default (howsoever described).

This letter is Finance Document and shall be governed by English law.

Yours faithfully,

/s/ [ILLEGIBLE]
For and on behalf of
BURDALE FINANCIAL LIMITED

Accepted and agreed:

The Company

GEOLOGISTIC LIMITED

By:	/s/ G. Papageorgehiou
G. Papageorgehiou – Director

The Obligors

GEOLOGISTICS LIMITED

By:	/s/ G. Papageorgehiou

ACI INC. LIMITED

By:	/s/ G. Papageorgehiou

LEP TRANSPORT LIMITED

By:	/s/ G. Papageorgehiou

GEOLOGISTICS EXPO SERVICES LIMITED

By:	/s/ G. Papageorgehiou

We, GeoLogistics Corporation, confirm, acknowledge and agree (with such confirmation, acknowledgement and agreement taking effect as a deed) that the guarantee and indemnity given by us under the guarantee and indemnity dated 31 March 2000 in favour of Burdale remains in full force and effect and extends to guarantee the obligations of GeoLogistics Limited to Burdale as amended by this letter.

GEOLOGISTICS CORPORATION

By: /s/ Stephen P. Bishop

Name: Stephen P. Bishop

Title: EUP & CFO